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                     January 28, 2022

       John V. Oyler
       Chief Executive Officer and Chairman
       BeiGene, Ltd.
       94 Solaris Avenue, Camana Bay
       Grand Cayman
       Cayman Islands

                                                        Re: BeiGene, Ltd.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed February 25,
2021
                                                            File No. 001-37686

       Dear Mr. Oyler:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Edwin O'Connor